As filed with the Securities and Exchange Commission on September 18, 2006	Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

_________________

ALAMOS GOLD INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Suite 2010, 120 Adelaide Street, West
Toronto, Ontario
M5H 1T1
(Address, including zip code, of registrant’s principal executive offices)

_________________

Amended Stock Option Plan of Alamos Gold Inc.
(Full title of the plan)

_________________

DL Services, Inc.
1420 Fifth Avenue, Suite 3400
Seattle, WA 98101
(206) 903-8800
(Name, address and telephone number, including area code, of agent for service of process)

_________________

Copies to:

Kenneth Sam, Esq. Dorsey & Whitney LLP Republic Plaza Building, Suite 4700 370 Seventeenth Street Denver, Colorado 80202-5647	Joseph Giuffre Axium Law Group Suite 3350, 1055 Dunsmuir Street Vancouver, British Columbia V7X 1L2

_________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Shares underlying
options granted under the
Amended Stock Option Plan	5,176,900	US$3.66	US$18,947,454.00	US$2,027.38

Common Shares underlying
options eligible to be
granted under the Amended
Stock Option Plan	4,176,151	US$7.52	US$31,404,655.52	US$3,360.29

Total	9,350,051		US$50,352,109.52	US$5,387.67

(1)	Common shares, without par value, offered by the Company pursuant to the Amended Stock Option Plan described herein.

(2)	Based on the weighted average exercise price of options granted under the Amended Stock Option Plan described herein outstanding as of the date of the filing of this registration statement.

(3)

The proposed maximum offering price per shares and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Company’s common shares on September 14, 2006, as quoted on the Toronto Stock Exchange, which was US$7.52 (CDN$8.42).

(4)

U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on September 15, 2006. On such date the noon buying rate was CDN$1.00=US$0.8934.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Alamos Gold Inc. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	the Company’s Annual Report on Form 40-F, as amended, for the fiscal year ended December 31, 2005, filed with the Commission on March 31, 2006;

(b)	the Company’s current reports on Form 6-K filed with the Commission on April 27, 2006, April 28, 2006, May 15, 2006, May 17, 2006, May 26, 2006, May 30, 2006, June 27, 2006, June 28, 2006, July 6, 2006, August 7, 2006, August 11, 2006 and August 24, 2006; and

(c)	The Company’s Registration Statement on Form 20-F filed with the Commission on July 25, 2002.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

The following terms shall have the meanings assigned to them in this Item 6:

"eligible party" means an individual who:

(a)	is or was a director or officer of the Company;

(b)	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Company, or (ii) at the request of the Company, or

(c)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and subject to certain restrictions, the heirs and personal or other legal representatives of the individual.

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or an of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation:

(a)	is or may be joined as a party, or

(b)	is or may be liable for or in respect of a judgment, penalty or fine, in or expenses related to, the proceeding.

“expenses”includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

“proceeding”includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Directors and officers of a company are entitled to indemnification in the following circumstances:

•	Under Section 160 of the Business Corporations Act (British Columbia) (the “BCA”), subject to Section 163 of the BCA, a company may do one or both of the following:

(a)	indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b)	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

•	Under Section 161 of the BCA, a company must, after the final disposition of an eligible proceeding, pay the expense actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party:

(c)	has not be reimbursed for those expenses; and

(d)	is wholly successful, on the merits of otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

•	Under Section 163 (1) of the BCA, a company must not indemnify an eligible party under Section 160 (a) of the BCA or pay the expenses of an eligible party under Section 160(b) of the BCA or Section 161 if any of the following circumstances apply:

(e)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles.

(f)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles.

(g)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of a company or the associated corporation, as the case may be.

(h)	in the case of the eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

•	Under Section 163(2) of the BCA, if an eligible proceeding is brought against an eligible party by or on behalf of a company or by or on behalf of an associated corporation, a company must not do either of the following:

(i)	indemnify the eligible party under Section 160(a) in respect of the proceeding;

(j)	pay the expenses of the eligible party under Sections 160(b) or 161.

•	Section 164 of the BCA provides that despite any other provisions to the contrary, whether payment of expenses or indemnification is being sought, authorized or declined, on application of a company or an eligible party, the court may do one or more of the following:

(k)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(l)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(m)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(n)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this paragraph;

(o)	make any other order the court considers appropriate.

•	Section 165 of the BCA permits corporations to purchase directors’ and officers’liability insurance which, under certain circumstances, may insure directors and officers against the costs of defense, settlement or payment of a judgment.

•	The Company has in place a directors’ and officers’ insurance policy effective November 23, 2005 for a one year term. The policy caries an aggregate annual limit of liability (inclusive of costs of defense) of $3 million. Each securities claim, including a civil lawsuit of criminal proceeding brought by any state or provincial securities commission and including the Commission alleging a violation of any provincial, territorial, federal, state, local or foreign securities law, regulation, or rule, whether statutory or common law is limited to $125,000.

•	Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description

4.1	Amended Stock Option Plan of Alamos Gold Inc.

5.1	Opinion of AXIUM LAW GROUP

23.1	Consent of AXIUM LAW GROUP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Chartered Accountants

24.1	Power of Attorney (included in signature page)

Item 9.    Undertakings.

        (a)        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on September 15, 2006.

ALAMOS GOLD INC.

By   /s/ John A. McCluskey
       __________________________
        Name: John A. McCluskey
        Title: Chief Executive Officer

By   /s/ Jon Morda
       __________________________
        Name: Jon Morda
        Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John A. McCluskey John A. McCluskey	Chief Executive Officer and Director	September 15, 2006.

/s/ Jon Morda Jon Morda	Chief Financial Officer	September 15, 2006.

/s/ Richard W. Hughes Richard W. Hughes	Director (Authorized U. S. Representative)	September 15, 2006.

/s/ James M. McDonald James M. McDonald	Director	September 15, 2006.

/s/ Leonard Harris Leonard Harris	Director	September 15, 2006.

/s/ Alan Richard Hill Alan Richard Hill	Director	September 15, 2006.

/s/ Mark Wayne Mark Wayne	Director	September 15, 2006.

/s/ Leonard Harris Leonard Harris	Director	September 15, 2006.

/s/ John Van De Beuken John Van De Beuken	Director	September 15, 2006.

/s/ Brian W. Penny Brian W. Penny	Director	September 15, 2006.

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints John A. McCluskey and Jon Morda, their true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 15, 2006.

Signature	Title	Date

/s/ John A. McCluskey John A. McCluskey	Chief Executive Officer and Director	September 15, 2006.

/s/ Jon Morda Jon Morda	Chief Financial Officer	September 15, 2006.

/s/ Richard W. Hughes Richard W. Hughes	Director (Authorized U. S. Representative)	September 15, 2006.

/s/ James M. McDonald James M. McDonald	Director	September 15, 2006.

/s/ Leonard Harris Leonard Harris	Director	September 15, 2006.

/s/ Alan Richard Hill Alan Richard Hill	Director	September 15, 2006.

/s/ Mark Wayne Mark Wayne	Director	September 15, 2006.

/s/ Leonard Harris Leonard Harris	Director	September 15, 2006.

/s/ John Van De Beuken John Van De Beuken	Director	September 15, 2006.

/s/ Brian W. Penny Brian W. Penny	Director	September 15, 2006.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended Stock Option Plan of Alamos Gold Inc.

5.1	Opinion of AXIUM LAW GROUP

23.1	Consent of AXIUM LAW GROUP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Chartered Accountants

24.1	Power of Attorney (included in signature page)